NEWS FROM BANK MUTUAL CORPORATION
(EMBARGOED UNTIL 3:30 P.M. CENTRAL)

CONTACTS:	Bank Mutual Corporation
Michael T. Crowley, Jr.
Chairman and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION REPORTS NET INCOME

FOR THE FOURTH QUARTER OF 2011

Milwaukee, Wisconsin

January 19, 2012

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $1.4 million or $0.03 per diluted share in the fourth quarter of 2011 compared to a net loss of $76.4 million in the fourth quarter of 2010. Results for the fourth quarter of 2010 included a loss on early repayment of borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago, as well as an elevated level of provision for loan losses. Bank Mutual Corporation (“Bank Mutual”) also announced that its non-performing loans declined by $14.7 million or 16.3% during the fourth quarter of 2011 and by $47.8 million or 38.9% during the entire year.

On a full-year basis, Bank Mutual had a net loss of $47.6 million or $1.03 per diluted share in 2011, which included a non-cash goodwill impairment of $52.6 million in the second quarter. The goodwill impairment had no effect on the liquidity, operations, tangible capital, or regulatory capital of Bank Mutual or its subsidiary bank. Excluding the impact of this impairment, earnings for the year ended December 31, 2011, were $5.0 million or $0.11 per diluted share. Bank Mutual had a net loss of $72.6 million or $1.59 per diluted share in 2010, due to the loss on early repayment of borrowings from the FHLB and an elevated provision for loan losses, as previously noted.

Michael T. Crowley, Jr., Chairman and Chief Executive Officer of Bank Mutual noted, “The difficult decision we made to prepay over $750 million in FHLB borrowings in the fourth quarter of last year was rewarded in 2011. Excluding the goodwill impairment in the second quarter, our earnings increased in every quarter of 2011, due in part to a significant improvement in our net interest income.” David A. Baumgarten, President of Bank Mutual, added, “Improvements in credit administration that we implemented earlier in the year also paid off in 2011. Our non-performing loans declined substantially during the year and we remain cautiously optimistic for 2012.” Baumgarten continued, “Reduction of non-performing loans and real estate will continue to be top priorities in 2012.”

1

Bank Mutual’s net interest income increased by $7.1 million or 88.0% during the fourth quarter of 2011 compared to the same quarter in 2010. Net interest income increased by $16.3 million or 35.2% during the twelve months ended December 31, 2011, compared to the same period last year. These increases were primarily attributable to an improvement in Bank Mutual’s net interest margin, which increased to 2.66% and 2.76% during the three and twelve month periods of 2011, respectively, compared to 1.08% and 1.47% in the same periods of 2010, respectively. The improvement in net interest margin in the 2011 periods was primarily the result of Bank Mutual’s early repayment of $756.0 million in high-cost borrowings from the FHLB of Chicago in December of 2010. The repayment resulted in a significant decline in the average cost of interest-bearing liabilities in the 2011 periods compared to the same periods in the previous year.

Also contributing to the improvement in net interest margin in the 2011 periods was a decline in Bank Mutual’s average cost of deposits compared to the previous year. Bank Mutual’s average cost of deposits declined by 32 and 40 basis points during the three and twelve month periods ended December 31, 2011, respectively, compared to the same periods in 2010. Bank Mutual continues to manage its overall liquidity position by aggressively managing the rates it offers on its certificates of deposits and certain other deposit accounts.

Further contributing to the improvement in net interest margin during the three and twelve months ended December 31, 2011, was a 72 and 38 basis point improvement, respectively, in the yield on interest-earning assets compared to the same periods in 2010. These improvements were caused by a shift in the mix of earning assets from lower-yielding assets, such as overnight investments and available-for-sale securities, to higher-yielding assets, such as loans receivable. The changes in mix reflected the buildup in 2010 of lower-yielding assets to increase liquidity due to market conditions and management’s outlook at that time for the direction of future interest rates. Partially offsetting the favorable impact of the improved asset mix was a decline in the average yield on Bank Mutual’s loans receivable and available-for-sale securities in 2011 compared to 2010. These declines were caused by a lower interest rate environment during 2011 that resulted in lower yields on these earning assets. In addition, Bank Mutual sold a substantial number of higher-yielding available-for-sale securities in 2010 at gains, which reduced the overall yield on its securities portfolio in 2011.

Bank’ Mutual’s provision for loan losses in recent periods has continued to be impacted by weak economic conditions, high unemployment, and lower values for real estate. These conditions have been particularly challenging for borrowers whose loans are secured by commercial real estate, multi-family real estate, and land. Although Bank Mutual’s level of non-performing loans and related provision for loan losses remain elevated, Bank Mutual was successful in 2011 at reducing the overall level of non-performing loans, as described below. This favorable development has contributed to a lower level of provision for loan loss in 2011 periods relative to the prior year periods.

Bank Mutual’s provision for loan losses was $1.6 million in the fourth quarter of 2011 compared to $33.9 million in the same quarter last year. During the fourth quarter of 2011, Bank Mutual recorded $1.5 million in additional loss provisions against two loan relationships that aggregated $8.4 million. These loans are secured by multi-tenant retail buildings. During the fourth quarter of 2011 Bank Mutual also recorded $1.6 million in loss provisions against a number of smaller multi-family, commercial real estate, and business loan relationships, as well as certain residential and consumer loans. In addition, during the fourth quarter of 2011 Bank Mutual recorded approximately $1.4 million in additional loss provision that reflected management’s general concerns related to continued economic weakness, elevated levels of unemployment, depressed real estate values, and the internal downgrades of certain loans. The impact of these developments, however, was partially offset by $2.9 million in loss recaptures during the quarter related to the improved performance and/or prospects for two loan relationships that aggregated $10.7 million. These recaptures were based on updated independent appraisals and/or internal management evaluations. Although these two loan relationships remain current with respect to contractual loan payments, management continues to classify the loans as non-performing.

2

During the fourth quarter of 2010 Bank Mutual recorded $16.2 million in loss provisions against 11 larger loan relationships that aggregated $44.7 million. These loans were secured by commercial real estate, multi-family real estate, and undeveloped land. In addition, during the same quarter Bank Mutual recorded $12.6 million in loss provisions on a large number of smaller commercial real estate, multi-family real estate, undeveloped land, and commercial business loan relationships, as well as $0.6 million in loss provisions on one- to four-family loans and consumer loans. Finally, during the fourth quarter of 2010 Bank Mutual also recorded $4.5 million in additional loss provisions that reflected management’s general concerns related to continued increases in Bank Mutual’s non-performing loans, as well as continued declines in commercial real estate values, weakness in economic conditions, and high unemployment.

On a full-year basis Bank Mutual’s provision for loan losses was $6.7 million in 2011 compared to $49.6 million in 2010. In 2011 Bank Mutual recorded $11.8 million in loss provisions against a number of multi-family, commercial real estate, and business loan relationships (including the two mentioned in a previous paragraph), and certain smaller residential and consumer loans. In addition, during 2011 Bank Mutual recorded approximately $2.4 million in additional loss provision that reflected management’s general concerns related to continued economic weakness, elevated levels of unemployment, depressed real estate values, and the internal downgrades of certain loans. These developments were partially offset by $7.5 million in loss recaptures on loans that were paid-off during the period, were upgraded to performing status, or improved in performance and/or prospects.

In 2010 Bank Mutual recorded $22.0 million in loss provisions against 13 larger loan relationships that aggregated $48.5 million (including the 11 mentioned in a previous paragraph). In addition, during the year ended December 31, 2010, Bank Mutual recorded $19.0 million in loss provisions on a large number of smaller commercial real estate, multi-family real estate, and commercial business loan relationships, as well as $1.3 million in loss provisions on one- to four-family loans and consumer loans. Finally, Bank Mutual recorded $7.3 million in additional loss provisions that reflected management’s general concerns related to continued declines in commercial real estate values, as well as continued weaknesses in economic conditions and high unemployment.

Service charges on deposits increased by $106,000 or 6.5% during the three months ended December 31, 2011, compared to the same quarter in 2010. For the full year, service charges increased by $303,000 or 4.9% in 2011 compared to 2010. Management attributes these improvements to an increase in Bank Mutual’s core deposit accounts, consisting of checking, savings, and money market accounts, which increased by $30.9 million or 3.3% during the twelve months ended December 31, 2011. In addition, management believes that challenging economic conditions in early 2010 resulted in reduced spending by consumers, which had an adverse impact on Bank Mutual’s transaction fee revenue in that year. Transaction fee revenue is a significant component of service charge revenue and consists principally of ATM, debit card, and overdraft fees. Finally, enhancements in 2011 to Bank Mutual’s commercial deposit products and services resulted in increased fee revenue during the year, particularly related to treasury management services.

3

Brokerage and insurance commissions were $633,000 during the fourth quarter of 2011, a $119,000 or 15.8% decline from the same period in the previous year. On a full-year basis, commissions were $2.8 million in 2011, a $223,000 or 7.3% decline from the same period in 2010. Commission revenue in 2010 benefited from favorable trends in equity markets in the first half of that year, which resulted in increased revenue from sales of mutual funds and other equity investments relative to the 2011 periods. In addition, increased competitive pressure in the market for tax-deferred annuities in recent periods has resulted in lower profit margins on the sales of such financial products.

Net loan-related fees and servicing revenue was $50,000 during the three months ended December 31, 2011, compared to $142,000 in the same period of 2010. On a full-year basis, net loan-related fees and servicing revenue were a loss of $402,000 in 2011 compared to income of $103,000 in the same period of 2010. The following table presents the primary components of net loan-related fees and servicing revenue for the periods indicated:

	Three Months Ended December 31		Twelve months Ended December 31
	2011	2010	2011	2010
	(Dollars in thousands)
Gross servicing fees	$679	$671	$2,718	$2,584
Mortgage servicing rights amortization	(1,029)	(1,177)	(2,747)	(3,277)
Mortgage servicing rights valuation (loss) recovery	235	479	(862)	281
Loan servicing revenue, net	(115)	(27)	(891)	(412)
Other loan fee income	165	169	489	515
Loan-related fees and servicing revenue, net	$50	$142	$(402)	$103

Gross servicing fees increased in the 2011 periods compared to the prior year periods as a result of an increase in the average amount of loans that Bank Mutual services for third-party investors. As of December 31, 2011, Bank Mutual serviced $1.10 billion in loans for third-party investors compared to a $1.08 billion at December 31, 2010. Related amortization decreased in the 2011 periods due to slightly higher interest rates on mortgage loans during the first half of the year, which resulted in fewer loan prepayments and slower amortization of the mortgage servicing rights (“MSRs”) relative to 2010. Loan-related fees and servicing revenue is also impacted by changes in the valuation allowance that is established against MSRs. The change in this allowance is recorded as a recovery or charge, as the case may be, in the period in which the change occurs. During 2011 the valuation allowance increased by $862,000 due principally to a decline in mortgage interest rates during the last half of the year, which resulted in increased loan prepayment expectations. This compares to a $281,000 decrease in the 2010 full-year period due to slightly higher mortgage interest rates at the end of that year, which resulted in lower prepayment expectations at the time. As of December 31, 2011, Bank Mutual had a valuation allowance of $868,000 against MSRs with a gross book value of $8.3 million.

Gains on sales of loans were $2.5 million in the fourth quarter of 2011 compared to $3.1 million in the same quarter last year. For the full year, gains on sales of loans were $6.0 million in 2011 compared to $8.6 million in 2010. Bank Mutual typically sells most fixed-rate, one- to four-family mortgage loans that it originates in the secondary market. During the three and twelve months ended December 31, 2011, sales of these loans were $43.9 million or 23.6% lower and $116.6 million or 28.5% lower than they were during the same periods in the previous year, respectively. Loan sales were elevated in the 2010 periods due to declines in market interest rates that encouraged borrowers to refinance higher-rate loans into lower-rate loans in those periods. Market interest rates declined further during the second half of 2011, reaching historically low levels by the end of the year. However, such declines were smaller on a relative basis than they were in 2010, which resulted in less refinance activity in 2011 compared to 2010. Market interest rates for one- to four-family loans have remained at historically low levels during the first few weeks of 2012. If this trend continues, management expects that gains on sales of loans could remain elevated in the near term, but there can be no assurances and it is not certain that such gains could be sustained for the entire year.

4

Net gains on sales of investments were zero and $1.1 million during the three and twelve months ended December 31, 2011, respectively. These amounts compared to a loss of $325,000 and a gain of $16.0 million during the same periods in 2010, respectively. Earlier in 2011 Bank Mutual sold a $20.8 million investment in a mutual fund that management did not expect would perform well in future periods and recorded a $1.1 million gain. During the prior year, Bank Mutual sold $885.0 million in longer-term, fixed-rate mortgage-related securities and $189.9 million in adjustable-rate mortgage-related securities and recorded $16.0 million in gains.

In the second quarter of 2011 Bank Mutual recognized $389,000 in net other-than-temporary impairment (“OTTI”) losses related to its investment in certain private-label CMOs that were rated less than investment grade. Management attributed the net OTTI loss in the second quarter to continued weakness in national housing markets during the first half of 2011, which resulted in lower values for the residential properties that secure the CMOs. The determination of this loss was based on modeling techniques that considered the priority of cash flows in the CMO structure and various default and loss rate scenarios that management considered appropriate given the nature of the loan collateral. None of the CMOs have had an actual principal shortfall as of December 31, 2011. Bank Mutual’s total investment in private-label CMOs was $62.0 million as of December 31, 2011. The collection of the amounts due on Bank Mutual’s private-label CMOs is subject to numerous factors outside of Bank Mutual’s control and a future determination of OTTI could result in additional losses being recorded through earnings in future periods.

In 2010 Bank Mutual recorded a $700,000 loss on a $2.6 million net investment in 318 acres of partially-developed land held for future development. In the judgment of management, an additional loss on this investment was not considered necessary in 2011.

Other non-interest income was $2.2 million and $7.6 million during the three and twelve months ended December 31, 2011, respectively, compared to $1.7 million and $7.5 million during the same periods in 2010, respectively. The increase in the 2011 periods was due primarily to the payout of an excess death benefit under a bank-owned life insurance policy in the fourth quarter of 2011.

Compensation-related expenses increased by $904,000 or 9.7% in the fourth quarter of 2011 compared to 2010 and by $2.8 million or 7.9% in the full year 2011 compared to 2010. These increases were due primarily to annual merit increases and the hiring of certain key management personnel and commercial relationship managers during 2011. Also contributing was an increase in certain incentive and bonus payments in the 2011 periods. In addition, the increases were also due to an increase in costs related to Bank Mutual’s defined-benefit pension plan, due to an increase in the number of qualified participants in the plan in recent periods, as well as a decline in the interest rate used to determine the present value of the pension obligation. The increase in compensation-related expense between the 2011 and 2010 full-year periods was partially offset by a decline in ESOP expense. Last year marked the scheduled end of a 10-year commitment to the ESOP.

Federal deposit insurance premiums were $700,000 and $3.2 million during the three and twelve month periods ended December 31, 2011, respectively. These amounts compared to $1.0 million and $4.1 million during the same periods in 2010, respectively. In the second quarter of 2011 the Federal Deposit Insurance Corporation (“FDIC”) implemented a new rule that changed the deposit insurance assessment base from an insured institution’s domestic deposits (minus certain allowable exclusions) to an insured institution’s average consolidated assets (minus average tangible equity and certain other adjustments). Bank Mutual’s deposit insurance costs declined as a result of the new rule because Bank Mutual has a relatively low level of non-deposit funding sources, such as FHLB advances, which would otherwise have increased assets without increasing deposits.

5

Losses and expenses on foreclosed real estate were $1.7 million during the fourth quarter of 2011 compared to $3.0 million in the same quarter of last year. On a full-year basis, losses and expenses on foreclosed real estate were $7.1 million in 2011 compared to $8.3 million in 2010. Since 2010 Bank Mutual has experienced elevated losses and expenses on foreclosed real estate due to declining real estate values and weak economic conditions. If these conditions persist, future losses and expenses on foreclosed real estate could remain elevated or increase in the near term.

Other non-interest expense increased by $471,000 or 16.7% and $777,000 or 7.1% during the three and twelve months ended December 31, 2011, respectively, compared to the same periods last year. These increases were primarily the result of increased legal, accounting, and other professional fees.

In the second quarter of 2011 Bank Mutual recorded a non-cash goodwill impairment of $52.6 million primarily as result of a continued decline in Bank Mutual’s stock price and market capitalization. This impairment had no effect on the liquidity, operations, tangible capital, or regulatory capital of Bank Mutual or its subsidiary bank.

In the fourth quarter of 2010 Bank Mutual recorded an $89.3 million loss on the early repayment of $756.0 million in FHLB borrowings. These borrowings had a weighted-average fixed cost of 4.17% and a remaining maturity of approximately six years at that time of the repayment. Management considered this action to be prudent in light of the lower yield on Bank Mutual’s earning assets and management’s expectations for the future direction of interest rates.

Income tax expense was $516,000 during the three months ended December 31, 2011, compared to a benefit of $51.4 million in the same period of 2010. Income tax expense was $1.8 million during the year ended December 31, 2011, compared to a benefit of $49.9 million during the same period ended December 31, 2010. Excluding the impact of the goodwill impairment in the 2011 full-year period (which is not deductible for income tax purposes), Bank Mutual’s effective tax rates (“ETR”) during the three and twelve months ended December 31, 2011, was 26.8% and 26.1%, respectively. These ETRs are lower than typical for Bank Mutual because non-taxable revenue, such as earnings from bank-owned life insurance (“BOLI”), comprised a larger portion of pre-tax earnings in the 2011 periods (again, excluding the impact of the goodwill impairment). The large tax benefits in the 2010 periods were caused by the pre-tax losses in those periods, as previously described.

Bank Mutual’s total assets decreased by $93.3 million or 3.7% during the year ended December 31, 2011. A substantial portion of this decline was caused by a $52.6 million impairment of goodwill, as previously described. In addition, during 2011 Bank Mutual’s cash and cash equivalents declined by $111.9 million or 48.1% and its loans held-for-sale and loans receivable declined by $22.6 million or 1.7% in the aggregate. Cash flows from these sources were used to purchase available-for-sale securities, which increased by a $118.5 million or 17.9% during 2011, and to fund a $56.6 million or 2.7% decrease in deposit liabilities. Core deposits, consisting of checking, savings, and money market accounts, increased by $30.9 million or 3.3% during the period while certificates of deposit declined by $87.5 million or 7.7%. Bank Mutual has reduced the rates it offers on certificates of deposit during the past year in an effort to manage its overall liquidity position, which has resulted in a decline in certificates of deposit since December 31, 2010.

6

During the twelve months ended December 31, 2011, loans receivable decreased by $3.9 million or 0.3%. This decrease was caused by loan repayments and foreclosures that exceeded originations during the year. Despite the decrease in Bank Mutual’s loan portfolio during the year, total loans originated for portfolio increased by $164.2 million or 70.4% in 2011 compared to 2010. Most of this increase came from increased originations of commercial business loans, commercial real estate loans, and multi-family loans. Management attributes these increases to recent efforts to improve Bank Mutual’s share of the mid-tier commercial banking market (defined as business entities with sales revenues of $5 to $100 million), which is a new market segment for Bank Mutual. In 2010 and 2011 Bank Mutual added experienced leaders to its senior management team and hired a number of commercial relationship managers experienced in managing and selling financial services to the mid-tier commercial banking market. In the near term Bank Mutual expects to add additional professionals capable of serving this market segment, although there can be no assurances as to the extent or timing of such staff additions.

Also contributing to the increase in loan originations in 2011 were increases in one- to four-family mortgage loans and consumer loans originated for portfolio. Management attributes these increases to a decision earlier in the year to retain a limited amount of 15-year, fixed-rate mortgage loans in portfolio, as well as implementation of certain internally-developed, low-income lending programs during the year. The increase in consumer loan originations, which consisted principally of home equity lines of credit, was due to more competitive pricing and increased marketing efforts for these types of loans.

Shareholders’ equity decreased from $313.0 million at December 31, 2010, to $265.8 million at December 31, 2011. This decrease was principally caused by the $52.6 million goodwill impairment recorded in the second quarter. Bank Mutual’s ratio of shareholders’ equity to total assets was 10.64% at December 31, 2011, compared to 12.07% at December 31, 2010. If goodwill had been excluded from shareholders’ equity and total assets as of December 31, 2010, this ratio would have been 10.25% as of that date. Book value per share of Bank Mutual’s common stock was $5.75 at December 31, 2011, compared to $6.84 at December 31, 2010. If goodwill had been excluded from this computation at December 31, 2010, this value would have been $5.69 as of that date.

Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of September 30, 2011 (the latest information available) and December 31, 2010, the subsidiary bank’s total risk-based capital ratio was 18.10% and 17.86%, respectively, and its Tier 1 capital ratio was 9.54% and 9.12%, respectively. The minimum percentages to be “adequately capitalized” under current supervisory regulations are 8% for total risk-based capital and 4% for Tier 1 capital. The minimum percentages to be “well capitalized” are 10% and 5%, respectively.

During the fourth quarter of 2011 Bank Mutual paid a cash dividend of $0.01 per share to shareholders. While Bank Mutual’s capital remains strong, regulators have continued to focus on the capital levels of financial institutions such as Bank Mutual’s bank subsidiary. In addition, in 2010 Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") which will eventually impose specific capital requirements on savings and loan holding companies such as Bank Mutual. These developments, and other requirements imposed by regulators (including our previously-disclosed memoranda of understanding with them), may impact the ability of Bank Mutual and/or its subsidiary bank to pay dividends or, in the case of Bank Mutual, repurchase stock.

7

Bank Mutual’s non-performing loans declined by $47.8 million or 38.9% during the year ended December 31, 2011. Non-performing assets, which include non-performing loans, declined by $42.4 million or 29.8% during this same period. Finally, loans classified by Bank Mutual as “special mention” and “substandard,” which includes all non-performing loans, also declined modestly during the twelve months ended December 31, 2011. Bank Mutual’s level of non-performing loans and assets, as well as classified loans, is due to continuing weak economic conditions, low values for commercial and multi-family real estate, and high unemployment rates in recent years, which has resulted in increased stress on borrowers and higher loan delinquencies. As of December 31, 2011, non-performing loans included $25.2 million in loans that were current on all contractual principal and interest payments, but which management determined should be classified as non-performing in light of underlying difficulties with the properties that secure the loans, as well as an increasingly strict regulatory environment. The decline in Bank Mutual’s non-performing and classified loans during the year ended December 31, 2011, was due to loans that were paid off or upgraded during the period, as previously described, as well as loans that were partially charged off because Bank Mutual had commenced and/or completed foreclosure proceedings during the period. Management believes non-performing loans and assets may continue to trend lower in the near-term. However, this trend is subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that Bank Mutual’s non-performing loans and assets will trend lower in future periods or that its provision for loan losses will not increase or otherwise continue to be volatile.

Bank Mutual’s allowance for loan losses was $27.9 million or 2.12% of loans receivable at December 31, 2011, compared to $48.0 million or 3.63% at December 31, 2010. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 37.2% at December 31, 2011, compared to 39.0% at December 31, 2010. The decrease in the allowance was caused by $26.8 million in net charge-offs, as well as $7.5 million in provision recaptures, as previously described. These developments were partially offset by $14.2 million in additional loss allowances established during the period, also as previously described. During 2011 Bank Mutual charged off $20.0 million related to loan relationships that management commenced and/or completed foreclosure proceedings during the year and charged off $6.8 million related to larger commercial real estate, multi-family, and construction loans that paid off during the year.

Management believes the allowance for loan losses at December 31, 2011, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, there can be no assurances and future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the fourth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on the NASDAQ Global Select Market under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 78 banking locations in the state of Wisconsin and one in Minnesota.

* * * * *

8

Cautionary Statements

The discussion in this earnings release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions or use of verbs in the future tense; any discussions of periods after the date on which this report is filed are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including instability in credit, lending, and financial markets; declines in the real estate market, which could further affect both collateral values and loan activity; continuing relatively high unemployment and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the right of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the transfer of regulatory authority from the Office of Thrift Supervision (“OTS”) to the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve Board (“FRB”); regulators’ increasing expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends or otherwise, to maintain or achieve those levels, including the possible effect of memoranda of understanding with regulators; pending and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”); potential regulatory or other actions affecting Bank Mutual or its subsidiary bank; potential adverse publicity relating to any such action or other developments affecting Bank Mutual or its subsidiary bank; potential changes in the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which could impact the home mortgage market; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2010 Annual Report on Form 10-K.

9

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)

	December 31	December 31
	2011	2010
ASSETS
Cash and due from banks	$52,306	$48,393
Interest-earning deposits	68,629	184,439
Cash and cash equivalents	120,935	232,832
Securities available-for-sale, at fair value:
Investment securities	-	228,023
Mortgage-related securities	781,770	435,234
Loans held-for-sale, net	19,192	37,819
Loans receivable, net	1,319,636	1,323,569
Foreclosed properties and repossessed assets	24,724	19,293
Goodwill	-	52,570
Mortgage servicing rights, net	7,401	7,769
Other assets	224,826	254,709

Total assets	$2,498,484	$2,591,818

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$2,021,663	$2,078,310
Borrowings	153,091	149,934
Advance payments by borrowers for taxes and insurance	3,192	2,697
Other liabilities	51,842	44,999
Total liabilities	2,229,788	2,275,940
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2011 and 2010
Issued and outstanding - none in 2011 and 2010	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2011 and 2010
Issued - 78,783,849 shares in 2011 and 2010
Outstanding - 46,228,984 shares in 2011 and 45,769,443 in 2010	788	788
Additional paid-in capital	490,159	494,377
Retained earnings	140,793	191,238
Accumulated other comprehensive loss	(5,379)	(6,897)
Treasury stock - 32,554,865 shares in 2011 and 33,014,406 in 2010	(360,590)	(366,553)
Total shareholders' equity	265,771	312,953
Non-controlling interest in real estate partnership	2,925	2,925
Total equity including non-controlling interest	268,696	315,878

Total liabilities and equity	$2,498,484	$2,591,818

10

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
Interest income:
Loans	$17,049	$18,752	$69,936	$79,266
Investment securities	34	2,172	2,877	15,428
Mortgage-related securities	4,243	1,404	16,374	17,445
Interest-earning deposits	33	223	158	430
Total interest income	21,359	22,551	89,345	112,569
Interest expense:
Deposits	4,357	6,105	19,568	28,606
Borrowings	1,824	8,371	7,183	37,664
Advance payment by borrowers for taxes and insurance	2	2	5	6
Total interest expense	6,183	14,478	26,756	66,276
Net interest income	15,176	8,073	62,589	46,293
Provision for loan losses	1,632	33,940	6,710	49,619
Net interest income after provision for loan losses	13,544	(25,867)	55,879	(3,326)
Non-interest income:
Service charges on deposits	1,720	1,614	6,429	6,126
Brokerage and insurance commissions	633	752	2,844	3,067
Loan-related fees and servicing revenue, net	50	142	(402)	103
Gain on loan sales activities, net	2,558	3,084	5,963	8,571
Gain (loss) on sales of investments, net	-	(325)	1,113	15,966
Other than temporary impairment (OTTI) losses:
Total OTTI losses	-	-	(1,794)	-
Non-credit portion of OTTI losses	-	-	1,405	-
Net OTTI losses	-	-	(389)	-
Loss on real estate held for investment	-	(700)	-	(700)
Other non-interest income	2,169	1,715	7,600	7,470
Total non-interest income	7,130	6,282	23,158	40,603
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	10,201	9,297	38,844	36,009
Occupancy and equipment	2,886	2,721	11,514	11,221
Federal insurance premiums	700	1,012	3,224	4,069
Losses and expenses on foreclosed real estate, net	1,670	3,047	7,059	8,266
Other non-interest expense	3,289	2,818	11,689	10,912
	18,746	18,895	72,330	70,477
Goodwill impairment	-	-	52,570	-
Loss on early repayment of FHLB borrowings	-	89,348	-	89,348
Total non-interest expense	18,746	108,243	124,900	159,825
Income (loss) before income tax expense	1,928	(127,828)	(45,863)	(122,548)
Income tax expense (benefit)	516	(51,430)	1,752	(49,909)
Net income (loss) before non-controlling interest	1,412	(76,398)	(47,615)	(72,639)
Net loss (income) attributable to non-controlling interest	10	(1)	50	(1)
Net income (loss)	$1,422	$(76,399)	$(47,565)	$(72,640)

Per share data:
Earnings (loss) per share-basic	$0.03	$(1.68)	$(1.03)	$(1.59)
Earnings (loss) per share-diluted	$0.03	$(1.68)	$(1.03)	$(1.59)
Cash dividends paid	$0.01	$0.03	$0.06	$0.20

11

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended December 31		Twelve Months Ended December 31
Loan Originations and Sales	2011	2010	2011	2010
Mortgage loans originated for portfolio:
One- to four-family	$32,211	$22,479	$91,042	$44,195
Multi-family	27,597	560	55,859	25,091
Commercial real estate	25,351	8,465	63,376	22,068
Construction and development	1,313	3,932	24,921	29,029
Total mortgage loans	86,472	35,436	235,198	120,383
Consumer loan originations	29,613	20,465	91,685	78,198
Commercial business loan originations	5,769	12,369	70,404	34,530
Total loans originated for portfolio	$121,854	$68,270	$397,287	$233,111

Mortgage loans originated for sale	$133,208	$157,238	$272,785	$434,388

Mortgage loan sales	$142,385	$186,255	$292,720	$409,369

	December 31	December 31
Loan Portfolio Analysis	2011	2010
Mortgage loans:
One- to four-family	$508,503	$531,874
Multi-family	247,040	247,210
Commercial real estate	226,195	248,253
Construction and development	82,008	83,490
Total mortgage loans	1,063,746	1,110,827
Consumer loans	238,454	243,498
Commercial business loans	87,715	50,123
Total loans receivable	1,389,915	1,404,448
Allowance for loan losses	(27,928)	(47,985)
Undisbursed loan proceeds and deferred fees and costs	(42,351)	(32,894)
Total loans receivable, net	$1,319,636	$1,323,569

Loans serviced for others	$1,102,126	$1,076,772

12

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	December 31	December 31
Non-Performing Loans and Assets	2011	2010
Non-accrual mortgage loans:
One- to four-family	$14,868	$18,684
Multi-family	22,905	31,660
Commercial real estate	23,997	41,244
Construction and development loans	9,368	26,563
Total non-accrual mortgage loans	71,138	118,151
Non-accrual consumer loans:
Secured by real estate	1,457	1,369
Other consumer loans	207	275
Total non-accrual consumer loans	1,664	1,644
Non-accrual commercial business loans	1,642	2,779
Total non-accrual loans	74,444	122,574
Accruing loans delinquent 90 days or more	696	373
Total non-performing loans	75,140	122,947
Foreclosed properties and repossessed assets	24,724	19,293
Total non-performing assets	$99,864	$142,240
Non-performing loans to loans receivable, net	5.69%	9.29%
Non-performing assets to total assets	4.00%	5.49%

	December 31	December 31
Special Mention and Substandard Loans	2011	2010
(includes all non-performing loans, above)
Mortgage loans:
One- to four-family	$16,216	$18,972
Multi-family	32,465	55,011
Commercial real estate	79,692	47,937
Construction and development	20,259	29,546
Total mortgage loans	148,632	151,466
Consumer loans	1,695	1,763
Commercial business loans	4,920	5,298
Total	$155,247	$158,527

	Twelve Months Ended December 31
Activity in Allowance for Loan Losses	2011	2010
Balance at the beginning of the period	$47,985	$17,028
Provision for loan losses	6,711	49,619
Charge-offs:
One- to four-family	(3,048)	(528)
Multi-family	(5,035)	(140)
Commercial real estate	(15,286)	(11,621)
Construction and development loans	(2,737)	(3,515)
Consumer loans	(1,036)	(776)
Commercial business loans	(551)	(2,140)
Total charge-offs	(27,693)	(18,720)
Total recoveries	925	58
Net charge-offs	(26,768)	(18,662)
Balance at the end of the period	$27,928	$47,985
Net charge-offs to average loans, annualized	1.96%	1.26%

	December 31	December 31
Allowance Ratios	2011	2010
Allowance for loan losses to non-performing loans	37.17%	39.03%
Allowance for loan losses to total loans	2.12%	3.63%

13

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	December 31	December 31
Deposit Liabilities Analysis	2011	2010
Non-interest-bearing checking	$112,211	$94,446
Interest-bearing checking	229,990	219,136
Savings accounts	204,263	210,334
Money market accounts	432,248	423,923
Certificates of deposit	1,042,951	1,130,471
Total deposit liabilities	$2,021,663	$2,078,310

	Three Months Ended December 31		Twelve Months Ended December 31
Selected Operating Ratios	2011	2010	2011	2010
Net interest margin (1)	2.66%	1.08%	2.76%	1.47%
Net interest rate spread	2.54%	0.91%	2.64%	1.26%
Return on average assets	0.23%	-9.27%	(1.87)%	-2.12%
Return on average shareholders' equity	2.10%	-81.49%	(16.37)%	-18.47%
Efficiency ratio (2)	84.04%	128.71%	85.07%	99.36%
Non-interest expense as a percent of average assets (3)	3.01%	2.29%	2.84%	2.06%
Shareholders' equity to total assets at end of period	10.64%	12.07%	10.64%	12.07%
Tangible common equity to adjusted total assets
at end of period (4)	10.64%	10.25%	10.64%	10.25%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense (excluding goodwill impairment and loss on early repayment of FHLB borrowings) by the sum of of net interest income and non-interest income (excluding net investment gains and net OTTI loss) for the periods indicated.
(3)	Non-interest expense excludes goodwill impairment and loss on early repayment of FHLB borrowings.
(4)	This is a non-GAAP disclosure. The ratio is computed as shareholders' equity less goodwill divided by total assets less goodwill.

	Three Months Ended December 31		Twelve Months Ended December 31
Other Information	2011	2010	2011	2010
Average earning assets	$2,283,655	$2,990,284	$2,265,091	$3,158,836
Average assets	2,495,110	3,295,982	2,543,963	3,425,106
Average interest bearing liabilities	2,062,239	2,750,682	2,063,366	2,881,971
Average shareholders' equity	271,224	374,988	290,499	393,259
Average tangible shareholders' equity (5)	271,224	322,418	266,236	340,689
Weighted average number of shares outstanding:
As used in basic earnings per share	46,179,402	45,601,898	46,045,664	45,596,490
As used in diluted earnings per share	46,179,402	45,601,898	46,045,664	45,596,490

(5) This is a non-GAAP disclosure. Average tangible shareholders' equity is average total shareholders' equity minus goodwill.

	December 31	December 31
	2011	2010
Number of shares outstanding (net of treasury shares)	46,228,984	45,769,443
Book value per share	$5.75	$6.84
Tangible book value per share (6)	$5.75	$5.69

(6) This is a non-GAAP disclosure. Consists of shareholders' equity, less goodwill, divided by shares outstanding.

	December 31	December 31
Weighted Average Net Interest Rate Spread	2011	2010
Yield on loans	5.01%	5.45%
Yield on investments	2.39%	2.74%
Combined yield on loans and investments	4.03%	4.55%
Cost of deposits	0.83%	1.12%
Cost of borrowings	4.75%	4.79%
Total cost of funds	1.11%	1.37%
Interest rate spread	2.92%	3.18%

14